Exhibit 99.1

Warren Resources Announces Third Quarter 2008 Results and Provides Operational Update

• Oil and Gas Revenue Increases 102%

• Oil and Gas Production Grows 42%

• Net Earnings Increase 420% to $15.8 Million

• Cash Flow from Operations for the Nine Months Increases 214% to $55.5 Million

NEW YORK, November 5, 2008 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) today announced 2008 third quarter financial and operating results. The Company reported net earnings of $15.8 million, or $0.27 per diluted common share, for the third quarter ended September 30, 2008. This compares to net earnings of $3.0 million, or $0.05 per diluted common share, for the third quarter of 2007.

Warren’s oil and gas revenues increased 102% to $33.9 million for the third quarter of 2008 compared to $16.8 million in the third quarter of 2007. This increase resulted from a 129% increase in natural gas production and a 16% increase in oil production, as well as higher realized sales prices for oil and gas in the third quarter of 2008 compared to 2007. The increase in oil and gas production reflects growth through the drill bit primarily from the Company’s Wilmington Townlot Unit (“WTU”) and North Wilmington Unit (“NWU”) in California, and the Sun Dog and Doty Mountain coalbed methane units in the Atlantic Rim project in Wyoming.

Third Quarter of 2008 Results

Total revenues increased 99% to $34.2 million for the third quarter of 2008 compared to the third quarter of 2007. Warren’s production increased to a record 2.5 billion cubic feet of gas equivalent (“Bcfe”) during the third quarter of 2008, which represents a 42% increase over the third quarter of 2007.

During the third quarter of 2008, the Company produced 263,000 net barrels of oil and 906 net million cubic feet (“MMcf”) of natural gas. This compares to 226,000 net barrels of oil and 396 net MMcf of gas produced during the third quarter of 2007.

Total expenses increased 30% to $18.4 million during the third quarter of 2008 compared to 2007. Lease operating and DD&A expenses increased 14% and 63%, respectively, during the quarter primarily due to increased production.

General and administrative (“G&A”) expenses for the third quarter of 2008 were $3.6 million compared to $3.0 million for the third quarter of 2007. The increase in G&A is primarily due to compensation expense associated with hiring additional engineering staff in California and higher expenses related to stock options and restricted stock grants.

Net cash flow provided by operating activities increased 214% to $55.5 million for the first nine months of 2008 compared to $17.7 million for the first nine months of 2007. This increase resulted primarily from higher oil and gas production and higher oil and gas prices during the period.

The average realized price per barrel of oil was $106.82 for the third quarter of 2008 compared to $66.75 for the third quarter 2007. Additionally, the average realized price per thousand cubic feet (“Mcf”) of gas was $6.42 for the third quarter of 2008 compared to $4.22 for the third quarter of 2007.

In announcing the results, Norman F. Swanton, Chairman and Chief Executive Officer, said, “We achieved record oil and gas production and cash flow from operations for the third quarter of 2008. This was driven by a 42% increase in oil and gas production over last year’s third quarter, as well as higher realized oil and gas prices.” Mr. Swanton further commented: “Given the steep decline in commodity prices for oil and natural gas over the last three months combined with the ongoing credit market crisis, we have reduced our capital expenditure program for the remainder of 2008 by approximately $18 million and are developing a plan to reduce our G&A costs.  We currently expect to maintain capital expenditures in the first half of 2009 at a level that can be primarily supported by projected cash flow from operations in an effort to have adequate liquidity for our operations and other planned activities in these unprecedented difficult financial times.  We are also retaining the flexibility to further reduce our capital expenditures in the event of even lower commodity price levels in the future.”

OPERATIONAL UPDATE

Atlantic Rim Coalbed Methane project in the eastern Washakie Basin, Wyoming

Sun Dog Unit

During the third quarter, Warren participated in the drilling of 30 producing wells and 2 water injection wells in the Sun Dog Unit under our joint venture relationship with Anadarko Petroleum Corporation. Warren plans to participate in the drilling of an additional 13 producing wells and 1 injection well in the Sun Dog Unit before the end of 2008. All of these wells are expected to be on line and producing in early 2009. Additional water injection, electrical generation, and gas compression facilities are currently being constructed in the unit to accommodate the new development. Gross gas production in the Sun Dog Unit increased to approximately 18.5 million cubic feet of gas per day (“MMcfd”) compared to approximately 14.5 MMcfd at the end of the second quarter of 2008 and approximately 4.5 MMcfd at the end of the third quarter of 2007. Warren owns an approximate 45% working interest in the Sun Dog Unit.

Doty Mountain Unit

During the third quarter, Warren participated in the drilling of 9 producing wells and 3 water injection wells in the Doty Mountain Unit. Warren plans to participate in the drilling of an additional 4 producing wells and 2 injection wells in this Unit before the end of 2008. Preliminary results from the fracture stimulation program reported earlier continue to look promising in Doty Mountain. Gross gas production has increased to 3.4 MMcfd compared to approximately 1.8 MMcfd prior to the stimulation work. Warren is planning to stimulate an additional 8 wells in this Unit prior to the end of 2008. The Company is also planning to fracture stimulate all 13 of the new wells that have been drilled this year. Warren is not expecting the new development to be placed on production until after the wildlife stipulations expire in July, 2009. Warren owns an approximate 36% working interest in the Doty Mountain Unit.

Catalina Unit

In the third quarter of 2008, Warren participated in drilling 11 gross producing wells in the Catalina Unit, which is adjacent to the Sun Dog Unit. These wells are part of a 24 well development program that is expected to be producing prior to the end of 2008. During the third quarter of 2008, gross gas production from the Catalina Unit averaged 24.0 MMcfd compared 15.8 MMcfd during the previous quarter. Currently, the Company has an approximate 5.3% working interest in the Catalina Unit. Warren expects its working interest percentage to increase to approximately 17% as this project is further developed on Warren’s acreage.

Wilmington Oil Field in the Los Angeles Basin in California

Wilmington Townlot Unit

As a result of ongoing issues with the South Coast Air Quality Management District (“AQMD”) described below and the Company’s decision to reduce capital expenditures, Warren is releasing the drilling rig in the WTU during the fourth quarter. We expect to recommence drilling operations in the WTU in mid 2009. During the fourth quarter of 2008, Warren anticipates completing 2 additional Tar Zone horizontal producing wells, including one that was drilled in the third quarter but not completed and one that was drilled in October but not completed.

Warren invested $15.4 million in the WTU during the third quarter of 2008. The Company drilled and completed 5 horizontal producing wells in the Tar reservoir. Also, the top-hole portions of three additional Tar wells were drilled by a small rig to expedite the ultimate completion of those wells when we contract for another drilling rig. The Company re-entered a previously abandoned WTU well and completed it as a water source well in the shallow Pao sand.  For the third quarter, drilling costs totaled $9.3 million and equipment and facilities costs totaled $6.1 million.

Additionally, laboratory work in conjunction with the potential Alkaline-Surfactant-Polymer (“ASP”) flood of the Upper Terminal oil zone in the WTU is ongoing. The linear core flood work has shown encouraging incremental oil recoveries. Radial core flood test work began in September and the outside lab testing work should be finished in the fourth quarter of 2008. If all of the lab test results are positive, implementation of a pilot ASP flood followed by a full-scale ASP project is likely, at which time additional regulatory approval will be required.

As earlier reported, the Company presented its long-term plan to the AQMD in March 2008 to handle natural gas associated with increasing oil production from the WTU. On June 17, 2008, the Company submitted a draft California Environmental Quality Act (“CEQA”) analysis to the AQMD for review. The AQMD continues to refine their revisions to the draft CEQA document to insure compliance with applicable state and federal laws. Certification of the CEQA analysis by the AQMD is expected to be completed once the draft revisions are finalized and the document has been posted for a thirty day public comment period. The permits to install the new best available control technology (“BACT”) equipment should be issued shortly thereafter. As a result, in early 2009, Warren expects to place on production the wells currently curtailed for gas flare control. On August 13, 2008, the Hearing Board of the AQMD approved an Order of Abatement covering the 6 operating microturbines and our existing gas flare.  Warren’s plan to re-inject the produced gas was approved by the California Division of Oil, Gas, and Geothermal Resources on October 22, 2008.  Construction of the gas re-injection facilities will commence upon certification of the CEQA document and issuance of the necessary permit approvals by the AQMD.

On October 2, 2008, the City of Los Angeles Zoning Administrator rendered her decision upholding the existing 2006 Zoning Order, which allows the Company to drill up to 540 wells from the WTU central facility and to conduct construction and oil and gas operations in the WTU oil field. The decision states that Warren has complied or substantially complied with all of the conditions in the 2006 Zoning Order and other related documents. On October 24, 2008, an environmental activist group appealed the Zoning Administrator’s decision to the Harbor Area Planning Commission. A hearing on the appeal has been scheduled for December 16, 2008.

Production in the WTU has been approximately 3,100 barrels of oil per day (“BOPD”) and is effectively capped until the CEQA analysis is certified and permits for new BACT equipment are issued. Further, on November 3, 2008, the WTU heater treater, which separates produced oil from produced water, developed a mechanical problem which will require curtailment of all WTU oil production for approximately six days while the parts are replaced. In addition to the Tar wells mentioned above that have not been completed, the Company has off line approximately 280 BOPD of production due to the gas flare constraint and wells waiting workover operations. Warren owns an approximate 98.6% working interest in the WTU.

North Wilmington Unit, California

In May 2008, the Company mobilized a drilling rig in the NWU and completed a six well horizontal development project during the third quarter, consisting of four producing wells and two injection wells. The four producing wells are currently producing approximately 190 BOPD from the Ranger formation with limited injection support.  The two horizontal water injection wells are currently being brought up to capacity to provide pressure support for the producing wells and are expected to increase the production rates over the next few months.  This project will serve as an evaluation for future development.  During the third quarter of 2008, the Company invested $10.2 million in drilling costs and facility upgrades for the NWU. Current production from the NWU is approximately 520 gross BOPD. Warren owns a 100% working interest in the NWU.

Updated 2008 Guidance

Warren provides the following updated forecast for capital expenditures and production based upon the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

Fourth Quarter
	Ending	Year ending
	December 31, 2008	December 31, 2008

Production:
Oil (MBbl)	245 - 255	1,003 – 1,013
Gas (MMcf)	950 - 1,050	2,918 – 3,018
Gas Equivalent (MMcfe)	2,420 - 2,580	8,936 – 9,096
Capex Budget (in thousands)	$23,000	$122,000

Financial and Statistical Data Tables

Following are financial highlights for the comparative third quarters ended September 30, 2008 and 2007.

Warren Resources, Inc.

Consolidated Statements Of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands, except per share information)		(in thousands, except per share information)
Revenues
Oil and gas sales	$33,926	$16,765	$91,646	$39,594
Interest and other income	297	461	866	1,882
Net gain on investments	0	(13)	93	(35)

	34,223	17,214	92,605	41,442

Expenses
Lease operating expenses and taxes	8,304	7,282	20,687	16,462
Depreciation, depletion and amortization	5,175	3,179	13,601	7,769
General and administrative	3,640	3,043	11,438	8,674
Interest	1,283	630	3,856	1,218

	18,402	14,134	49,582	34,125

Income before provision for income taxes	15,821	3,080	43,023	7,317

Deferred income tax expense (benefit)	(2)	(25)	34	—

Net income	15,823	3,105	42,989	7,317

Less dividends and accretion on preferred shares	23	67	77	201

Net income applicable to common stockholders	$15,800	$3,038	$42,912	$7,116

Earnings per share - Basic	$0.27	$0.05	$0.74	$0.13
Earnings per share - Diluted	$0.27	$0.05	$0.73	$0.13

Weighted average common shares outstanding - Basic	58,833	57,587	57,935	55,332
Weighted average common shares outstanding - Diluted	59,359	58,558	58,660	56,339

Production:
Gas - MMcf	906	396	1,967	861
Oil - MBbls	263	226	759	599
Total Equivalents (MMcfe)	2,485	1,752	6,519	4,453

Realized Prices:
Gas - Mcf	$6.42	$4.22	$7.38	$4.92
Oil - Bbl	106.76	66.75	101.83	59.05
Oil - Hedge gain (loss) per Bbl	0.06	—	(0.16)	—
Total Equivalents (Mcfe)	$13.65	$9.56	$14.06	$8.89

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$25,185	$7,162	$55,507	$17,687
Changes in working capital accounts	(3,525)	(481)	2,830	(1,570)
Cash flow from operations before working capital changes	$21,660	$6,681	$58,337	$16,117

Conference Call

The public is invited to listen to the Company’s conference call set for today, November 5, 2008, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed from the Company’s website at: www.warrenresources.com. If you are unable to participate during the live broadcast, the webcast will be archived on Warren’s website. A telephonic replay will also be available through November 12, 2008 by dialing (888) 286-8010, or for international callers dial (617) 801-6888, and entering passcode 63551579.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the Company’s Annual Report on Form 10-K, our Quarterly Reports on Forms 10-Q and other public filings with the Securities and Exchange Commission (www.sec.gov).